Filed Pursuant to Rule 433

Registration No. 333-293581

Issuer Free Writing Prospectus dated August 11, 2026

Relating to Preliminary Prospectus Supplement dated August 10, 2026

MARTIN MARIETTA MATERIALS, INC.

$750,000,000 4.850% Senior Notes due 2029

$1,250,000,000 5.200% Senior Notes due 2032

$1,000,000,000 5.400% Senior Notes due 2034

$1,500,000,000 5.625% Senior Notes due 2036

$1,000,000,000 6.375% Senior Notes due 2056

PRICING TERM SHEET

August 11, 2026

This term sheet (this “Pricing Term Sheet”) relates only to the securities described below and is qualified in its entirety by reference to the preliminary prospectus supplement, dated August 10, 2026, of Martin Marietta Materials, Inc. (the “Preliminary Prospectus Supplement”). The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement only to the extent it is inconsistent with the information contained in the Preliminary Prospectus Supplement. Capitalized terms used but not defined herein have the meanings given to them in the Preliminary Prospectus Supplement.

4.850% SENIOR NOTES DUE 2029

Issuer:	Martin Marietta Materials, Inc.

Security:	4.850% Senior Notes due 2029 (the “2029 Notes”)

Principal Amount:	$750,000,000

Maturity Date:	August 15, 2029

Issue Price:	99.936% of principal amount, plus accrued interest, if any, from and including, August 14, 2026

Benchmark Treasury:	UST 4.125% due July 15, 2029

Benchmark Treasury Price and Yield:	99-17 1/4 and 4.293%

Spread to Benchmark Treasury:	Plus 58 basis points

Yield to Maturity:	4.873%

Coupon (Interest Rate):	4.850%

Interest Payment Dates:	Semi-annually on February 15 and August 15, commencing on February 15, 2027

Gross Proceeds to the Issuer:	$749,520,000

Special Mandatory Redemption	Mandatorily redeemable at 101% of the principal plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date if (i) the LNA Transaction is not consummated prior to June 15, 2027 or such later date as the parties to the Securities Sale Agreement may agree as the “Extended Long Stop Date” thereunder (the “SMR Outside Date”), (ii) the Securities Sale Agreement is terminated at any time prior to the SMR Outside Date (other than as a result of consummating the LNA Transaction) or (iii) the Company publicly announces at any time prior to the SMR Outside Date that it will no longer pursue the consummation of the LNA Transaction.

Optional Redemption:	Prior to July 15, 2029 (1 month prior to the maturity date of the 2029 Notes) (the “2029 Par Call Date”), the Company may redeem the 2029 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2029 Notes matured on the 2029 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points less (b) interest accrued to, but excluding, the date of redemption, and (2) 100% of the principal amount of the 2029 Notes to be redeemed, plus in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the 2029 Par Call Date, the Company may redeem the 2029 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption.

Day Count Convention:	30/360

CUSIP / ISIN:	573284 BC9 / US573284BC99

5.200% SENIOR NOTES DUE 2032

Issuer:	Martin Marietta Materials, Inc.

Security:	5.200% Senior Notes due 2032 (the “2032 Notes”)

Principal Amount:	$1,250,000,000

Maturity Date:	January 30, 2032

Issue Price:	99.894% of principal amount, plus accrued interest, if any, from and including, August 14, 2026

Benchmark Treasury:	UST 4.375% due July 31, 2031

Benchmark Treasury Price and Yield:	99-29 3/8 and 4.393%

Spread to Benchmark Treasury:	Plus 83 basis points

Yield to Maturity:	5.223%

Coupon (Interest Rate):	5.200%

Interest Payment Dates:	Semi-annually on January 30 and July 30, commencing on January 30, 2027

Gross Proceeds to the Issuer:	$1,248,675,000

Special Mandatory Redemption	Mandatorily redeemable at 101% of the principal plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date if (i) the LNA Transaction is not consummated prior to June 15, 2027 or such later date as the parties to the Securities Sale Agreement may agree as the “Extended Long Stop Date” thereunder (the “SMR Outside Date”), (ii) the Securities Sale Agreement is terminated at any time prior to the SMR Outside Date (other than as a result of consummating the LNA Transaction) or (iii) the Company publicly announces at any time prior to the SMR Outside Date that it will no longer pursue the consummation of the LNA Transaction.

Optional Redemption:	Prior to December 30, 2031 (1 month prior to the maturity date of the 2032 Notes) (the “2032 Par Call Date”), the Company may redeem the 2032 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2032 Notes matured on the 2032 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to, but excluding, the date of redemption, and (2) 100% of the principal amount of the 2032 Notes to be redeemed, plus in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the 2032 Par Call Date, the Company may redeem the 2032 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption.

Day Count Convention:	30/360

CUSIP / ISIN:	573284BD7 / US573284BD72

5.400% SENIOR NOTES DUE 2034

Issuer:	Martin Marietta Materials, Inc.

Security:	5.400% Senior Notes due 2034 (the “2034 Notes”)

Principal Amount:	$1,000,000,000

Maturity Date:	January 30, 2034

Issue Price:	99.772% of principal amount, plus accrued interest, if any, from and including, August 14, 2026

Benchmark Treasury:	UST 4.375% due July 31, 2033

Benchmark Treasury Price and Yield:	99-01 and 4.538%

Spread to Benchmark Treasury:	Plus 90 basis points

Yield to Maturity:	5.438%

Coupon (Interest Rate):	5.400%

Interest Payment Dates:	Semi-annually on January 30 and July 30, commencing on January 30, 2027

Gross Proceeds to the Issuer:	$997,720,000

Special Mandatory Redemption	Mandatorily redeemable at 101% of the principal plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date if (i) the LNA Transaction is not consummated prior to June 15, 2027 or such later date as the parties to the Securities Sale Agreement may agree as the “Extended Long Stop Date” thereunder (the “SMR Outside Date”), (ii) the Securities Sale Agreement is terminated at any time prior to the SMR Outside Date (other than as a result of consummating the LNA Transaction) or (iii) the Company publicly announces at any time prior to the SMR Outside Date that it will no longer pursue the consummation of the LNA Transaction.

Optional Redemption:	Prior to November 30, 2033 (2 months prior to the maturity date of the 2034 Notes) (the “2034 Par Call Date”), the Company may redeem the 2034 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2034 Notes matured on the 2034 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to, but excluding, the date of redemption, and (2) 100% of the principal amount of the 2034 Notes to be redeemed, plus in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the 2034 Par Call Date, the Company may redeem the 2034 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption.

Day Count Convention:	30/360

CUSIP / ISIN:	573284BE5 / US573284BE55

5.625% SENIOR NOTES DUE 2036

Issuer:	Martin Marietta Materials, Inc.

Security:	5.625% Senior Notes due 2036 (the “2036 Notes”)

Principal Amount:	$1,500,000,000

Maturity Date:	August 15, 2036

Issue Price:	99.660% of principal amount, plus accrued interest, if any, from and including, August 14, 2026

Benchmark Treasury:	UST 4.375% due May 15, 2036

Benchmark Treasury Price and Yield:	97-17+ and 4.690%

Spread to Benchmark Treasury:	Plus 98 basis points

Yield to Maturity:	5.670%

Coupon (Interest Rate):	5.625%

Interest Payment Dates:	Semi-annually on February 15 and August 15, commencing on February 15, 2027

Gross Proceeds to the Issuer:	$1,494,900,000

Special Mandatory Redemption	Mandatorily redeemable at 101% of the principal plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date if (i) the LNA Transaction is not consummated prior to June 15, 2027 or such later date as the parties to the Securities Sale Agreement may agree as the “Extended Long Stop Date” thereunder (the “SMR Outside Date”), (ii) the Securities Sale Agreement is terminated at any time prior to the SMR Outside Date (other than as a result of consummating the LNA Transaction) or (iii) the Company publicly announces at any time prior to the SMR Outside Date that it will no longer pursue the consummation of the LNA Transaction.

Optional Redemption:	Prior to May 15, 2036 (3 months prior to the maturity date of the 2036 Notes) (the “2036 Par Call Date”), the Company may redeem the 2036 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2036 Notes matured on the 2036 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to, but excluding, the date of redemption, and (2) 100% of the principal amount of the 2036 Notes to be redeemed, plus in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the 2036 Par Call Date, the Company may redeem the 2036 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption.

Day Count Convention:	30/360

CUSIP / ISIN:	573284BF2 / US573284BF21

6.375% SENIOR NOTES DUE 2056

Issuer:	Martin Marietta Materials, Inc.

Security:	6.375% Senior Notes due 2056 (the “2056 Notes”)

Principal Amount:	$1,000,000,000

Maturity Date:	August 15, 2056

Issue Price:	99.721% of principal amount, plus accrued interest, if any, from and including, August 14, 2026

Benchmark Treasury:	UST 4.750% due February 15, 2056

Benchmark Treasury Price and Yield:	92-19 and 5.246%

Spread to Benchmark Treasury:	Plus 115 basis points

Yield to Maturity:	6.396%

Coupon (Interest Rate):	6.375%

Interest Payment Dates:	Semi-annually on February 15 and August 15, commencing on February 15, 2027

Gross Proceeds to the Issuer:	$997,210,000

Special Mandatory Redemption	Mandatorily redeemable at 101% of the principal plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date if (i) the LNA Transaction is not consummated prior to June 15, 2027 or such later date as the parties to the Securities Sale Agreement may agree as the “Extended Long Stop Date” thereunder (the “SMR Outside Date”), (ii) the Securities Sale Agreement is terminated at any time prior to the SMR Outside Date (other than as a result of consummating the LNA Transaction) or (iii) the Company publicly announces at any time prior to the SMR Outside Date that it will no longer pursue the consummation of the LNA Transaction.

Optional Redemption:	Prior to February 15, 2056 (6 months prior to the maturity date of the 2056 Notes) (the “2056 Par Call Date”), the Company may redeem the 2056 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2056 Notes matured on the 2056 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to, but excluding, the date of redemption, and (2) 100% of the principal amount of the 2056 Notes to be redeemed, plus in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the 2056 Par Call Date, the Company may redeem the 2056 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption.

Day Count Convention:	30/360

CUSIP / ISIN:	573284BG0 / US573284BG04

2029 NOTES, 2032 NOTES, 2034 NOTES, 2036 NOTES and 2056 NOTES

Ratings:*	Baa2 / BBB+ / BBB+ (Moody’s / S&P / Fitch)

Trade Date:	August 11, 2026

Settlement Date:	August 14, 2026 (T+3)

We expect that delivery of the 2029 Notes, 2032 Notes, 2034 Notes, 2036 Notes and 2056 Notes (collectively, the “Notes”) will be made to investors on or about August 14, 2026, which will be the third business day following the date of the prospectus supplement (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes any date prior to the business day before delivery will be required, by virtue of the fact that the Notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the business day preceding the delivery date of the Notes should consult their advisors.

Legal Format:	SEC Registered

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Deutsche Bank Securities Inc.
Truist Securities, Inc.
PNC Capital Markets LLC Wells Fargo Securities, LLC First Citizens Capital Securities, LLC Regions Securities LLC

Co-Managers:	Fifth Third Securities, Inc. Loop Capital Markets LLC Morgan Stanley & Co. LLC RBC Capital Markets, LLC

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This communication is intended for the sole use of the person to whom it is provided by us.

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you a copy of the prospectus upon request. Interested parties may obtain a prospectus and the related prospectus supplement from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, by telephone: 866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com; J.P. Morgan Securities LLC, c/o Broadridge Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or call collect at 212-834-4533; Deutsche Bank Securities Inc., Attn: Prospectus Department, 1 Columbus Circle, New York, New York 10019, by telephone: 800-503-4611 or by email: prospectus.cpdg@db.com; or Truist Securities, Inc. 3333 Peachtree Road, Atlanta, GA 30326, Attn: Prospectus Department, or by telephone: 800-685-4786.

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